UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)


                                 SEMITOOL, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   816909 10 5
                                 (CUSIP Number)


                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-1(d)



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 816909 10 5

________________________________________________________________________________
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Not Applicable

      Raymon F. Thompson and Ladeine A. Thompson


________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  [ ]
                                                                (b)  [ ]

________________________________________________________________________________
3     SEC USE ONLY

________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

________________________________________________________________________________
    NUMBER OF                   5.    SOLE VOTING POWER
    SHARES
                                      11,957,368
                                ________________________________________________

   BENEFICIALLY                 6.    SHARED VOTING POWER
   OWNED BY
                                      None
                                ________________________________________________

   EACH                         7.    SOLE DISPOSITIVE POWER
   REPORTING
                                      11,957,368
                                ________________________________________________

   PERSON                       8.    SHARED DISPOSITIVE POWER
   WITH
                                      None
                                ________________________________________________

________________________________________________________________________________
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       11,957,368

________________________________________________________________________________
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                [ ]

________________________________________________________________________________
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       42.0%

________________________________________________________________________________
12     TYPE OF REPORTING PERSON
       IN

________________________________________________________________________________

Item 1.

     (a)  Name of Issuer: Semitool, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          655 West Reserve Drive
          Kalispell, Montana 59901


Item 2.

     (a)  Name of Person Filing:

          Raymon F. Thompson and Ladeine A. Thompson

     (b)  Address of Principal Business Office or, if none, Residence:

          655 West Reserve Drive
          Kalispell, Montana 59901

     (c)  Citizenship: U.S.A.

     (d)  Title of Class of Securities: Common Stock, no par value

     (e)  CUSIP number: 816909 10 5


Item 3. If this statement is filed pursuant to Rules 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

          Not applicable.


Item 4.   Ownership:

     (a)  Amount beneficially owned:

          11,957,368 shares, as of December 31, 2003. Includes 9,965,838 shares held by the Raymon F. Thompson Revocable Living Trust; 189,400 shares held by the Floyd Foundation Trust; and 1,775,730 shares held by the Ladeine A. Thompson Revocable Trust.

     (b)  Percent of class: 42.0%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

               11,957,368 shares.

          (ii) Shared power to vote or to direct the vote:

               None.

          (iii) Sole power to dispose or to direct the disposition of:

                11,957,368 shares.

          (iv) Shared power to dispose or to direct the disposition of:

               None.


Item 5.   Ownership of Five Percent or Less of a Class:

          Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable.


Item 8.   Identification and Classification of Members of the Group:

          Not applicable.


Item 9.   Notice of Dissolution of Group:

          Not applicable.


Item 10.  Certification:

          Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 11, 2004
                                         ------------------------------
                                                    (Date)


                                         /s/Raymon F. Thompson
                                         ------------------------------
                                                  (Signature)


                                         Raymon F. Thompson/Individual
                                         ------------------------------
                                                  (Name/Title)


                                           February 11, 2004
                                         ------------------------------
                                                  (Date)


                                         /s/Ladeine A. Thompson
                                         ------------------------------
                                                  (Signature)


                                         Ladeine A. Thompson/Individual
                                         ------------------------------
                                                  (Name/Title)